FORM 4                                         ------------------------------
                                               |       OMB APPROVAL          |
                                               |    Nummber: 3235-0287       |
                                               | Expires: September 30,1998  |
                                               | Estimated average burden    |
                                               | hours per response ...0.5   |
                                               -------------------------------


                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Adress of Reporting Person*

  Longo                      Richard
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(Last)                      (First)                   (Middle)

 WPI Group, Inc.        1155 Elm Street
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                            (Street)

 Manchester                  NH                          03101
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(City)                       (State)                   (Zip)

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2. Issuer Name and Ticker or Trading Symbol

WPI Group, Inc.      WPIC
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for  Month/Year

   03/99
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director
   [ ] 10% Owner
   [x] Officer (give title below)
   [ ] Other (specify below)

     Vice President
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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form biled by More than One Person
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TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned

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

1. Title of Security      | 2. Trans-   | 3. Trans-   | 4. Securities Acquired (A)         | 5.Amount of    | 6.Owner-  |7. Nature
   (Instr. 3)             |    action   |    action   |    or Disposed of (D)              |   Securities   |   ship    |   of In-
                          |    Date     |    Code     |                                    |   Beneficially |   Form:   |   direct
                          |             |  (Instr. 8) |    (Instr. 3,4 and 5)              |   Owned at     |   Direct  |   Bene-
                          | (Month/     |             |                                    |   End of       |   (D) or  |   fical
                          |  Day/       ----------------------------------------------------   Month        |   Indirect|   Owner-
                          |  Year)      |Code  |  V   |  Amount   | (A) or  |   Price      |                |   (I)     |   ship
                          |             |      |      |           | (D)     |              | (Instr.3 and 4)|(Instr. 4) | (Instr.4)
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                          |             |      |      |           |         |              |                |           |
 Common Stock             |  03/15/99   |  P   |  V   |  400      |   A     |  $3.78       | 800            |     D     |
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                          |             |      |      |           |         |              |                |           |
                          |             |      |      |           |         |              |                |           |
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                          |             |      |      |           |         |              |                |           |
                          |             |      |      |           |         |              |                |           |
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                          |             |      |      |           |         |              |                |           |
                          |             |      |      |           |         |              |                |           |
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                          |             |      |      |           |         |              |                |           |
                          |             |      |      |           |         |              |                |           |
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see instruction
4(b)(v).

TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially
Owned (e.g., puts, calls, warrants, options, convertible securities)


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
1.Title of   |2.Con-  |3.      |4.       |5.Number of |6.Date Exercisable |7.Title and Amount |8.Price|9.Number  |10. |11.Nature
  Derivative |version |Tran-   |Transac- |  Derivative| and Expiration    |  of Underlying    |of Deri|of Deriva | Dir|of Indirect
  Security   |or Exer |saction |         |  Securities| Date              |  Securities       |vative |tive      | ect|Beneficial
             |cise    |Date    |         |  Acquired  |                   |                   |Secu   |Securities| or |Ownership
             |Price of|        |         |  or Dis-   |                   |                   |irty   |Bene-     | In |
             |Deriva- |(Month/ |         |  posed of  |-------------------|-------------------|       |cially    | dir|
             |Security|        |         |            |Date    |  Expir-  | Title  | Amount   |       |Owned at  | ect|
             |        |        |---------|------------|Exer-   |  ation   |        | or Number|       |End of    |    |
             |        |        |Code | V | (A)   (D)  |cisable |  Date    |        | of Shares|       |Month     |    |
-------------|--------|--------|-----|---|------------|-------------------------------------------------------------------------
Employee     |        |        |     |   |       |    |        |          |        |          |       |          |    |
Stock Option |        |        |     |   |       |    |        |          |Common  |          |       |          |    |
(right to buy)$7.125  | 6/22/98|     |   |       |    |  *     |06/21/08  |Stock   | 5,000    |       |          | D  |
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Employee     |        |        |     |   |       |    |        |          |        |          |       |          |    |
Stock Option |        |        |     |   |       |    |        |          |Common  |          |       |          |    |
(right to buy)$5.50   |10/20/98|J**  |V  | 1,500 |    |  **    |10/19/08  |Stock   | 1,500    |       |  6,500   |  D |
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             |        |        |     |   |       |    |        |          |        |          |       |          |    |
             |        |        |     |   |       |    |        |          |        |          |       |          |    |
             |        |        |     |   |       |    |        |          |        |          |       |          |    |
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             |        |        |     |   |       |    |        |          |        |          |       |          |    |
             |        |        |     |   |       |    |        |          |        |          |       |          |    |
             |        |        |     |   |       |    |        |          |        |          |       |          |    |
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             |        |        |     |   |            |        |          |        |          |       |          |    |
             |        |        |     |   |            |        |          |        |          |       |          |    |
             |        |        |     |   |            |        |          |        |          |       |          |    |
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             |        |        |     |   |            |        |          |        |          |       |          |    |
             |        |        |     |   |            |        |          |        |          |       |          |    |
             |        |        |     |   |            |        |          |        |          |       |          |    |
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
Explanation of Responses:

*Option to purchase 5,000 shares of common stock under the WPI Group, Inc. 1997 Equity Incentive Plan in a transaction exempt under Rule 16b-3. The option becomes exercisable in 1/3 increments on 06/22/99, 06/22/00 and 06/22/01, respectively.
**Grant to reporting person of option to purchase 1,500 shares of common stock under the WPI Group,Inc. 1997 Equity Incentive Plan in a transaction exempt under Rule 16b-3. The option becomes exercisable in 1/3 increments on 10/1/99, 10/1/00 and 10/1/01, respectively.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


/s/Richard Longo
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  **Signature of Reporting Person

April 5, 1999
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    Date


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